Exhibit 2.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of August 19, 2004, by and among 24/7 Real Media, Inc., a Delaware corporation (“Buyer”), the Selling Shareholders named on the signature page hereto (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”), and The Bank of New York, a New York banking institution (the “Escrow Agent”).  Buyer and the Selling Shareholders are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Buyer and the Selling Shareholders have entered into that certain Share Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase and the Selling Shareholders have agreed to sell all of the outstanding ordinary shares of Decide Holdings Pty Limited, an Australian limited company incorporated in Australia with Australian Company Number 091 850 225;

WHEREAS, pursuant to the Purchase Agreement and as part of the transactions contemplated thereby, the Parties have agreed to enter into this Agreement and deposit the Escrowed Shares with the Escrow Agent;

WHEREAS, the parties hereto desire to more specifically set forth their rights and obligations with respect to the Escrow Fund (hereinafter defined) and the distribution and release thereof; and

WHEREAS, the execution and delivery of this Agreement is a condition to the Parties’ obligations under the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.             ESTABLISHMENT OF ESCROW.

Simultaneously with the execution of this Agreement, the following has occurred, all of which is hereby acknowledged by each of the Parties and the Escrow Agent:

1.1          DEPOSIT OF ESCROWED SHARES.

Buyer has issued certificates for the Escrowed Shares issuable by Buyer pursuant to Section 2.4(ii) of the Purchase Agreement in the name of the Escrow Agent evidencing the shares of Buyer Common Stock to be held in escrow in accordance with this Agreement.  The Escrowed Shares shall be held by the Escrow Agent in the Escrow Account (as defined below) in accordance with the provisions of this Agreement and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto or the Selling Shareholders.  The Escrowed Shares, together with all products and proceeds thereof (including all interest, dividends, gains and other income earned with respect thereto (the “Escrow Earnings”)), are collectively referred to herein as the “Escrow Fund.”

1.2          ESCROW ACCOUNT.

The Escrow Agent has received the Escrowed Shares and agrees to hold the Escrow Fund in a separate and distinct account (the “Escrow Account”), subject to the terms and conditions of this Agreement.  The Escrow Agent shall not distribute or release any of the Escrow Fund except in accordance with the express terms and conditions of this Agreement.  The Escrow Agent shall furnish the Parties with monthly statements in respect of the Escrow Account.

1.3          ACKNOWLEDGEMENT OF INDEMNIFICATION OBLIGATIONS.

Each of the Selling Shareholders has agreed to the terms of the Purchase Agreement, including, without limitation, the indemnification provisions contained in Section 9 thereof which provide that the Buyer Group shall be held harmless and indemnified from and against, and shall be compensated and reimbursed for, any Losses incurred, pursuant to the terms of such section.  The Selling Shareholders, and the Escrow Agent on behalf of the Selling Shareholders, expressly agree that the Escrow Fund (i) shall be security for such indemnity obligation, subject to the limitations and in the manner provided for in this Agreement and (ii) are subject to release to Buyer or the other members of the Buyer Group upon the terms set forth herein.

1.4          VOTING OF ESCROWED SHARES.

For so long as any Escrowed Shares remain in the Escrow Account, each Principal Selling Shareholder, for so long as such Principal Selling Shareholder is a member of the senior management of Buyer or any Affiliate thereof (including, without limitation, any of the Companies), hereby covenants and agrees, (i) to be present in person or represented by proxy at all stockholder meetings of Buyer so that all Escrowed Shares then beneficially owned by such Selling Shareholder shall be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) to vote, or act by consent with respect to, all Escrowed Shares then beneficially owned by such Selling Shareholder as directed by Buyer.

1.5          DIVIDENDS, ETC.

Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares shall not be distributed to the Selling Shareholders, but rather shall be deposited by Buyer with the Escrow Agent to be held in the Escrow Account.  At the time any Escrowed Shares are required to be released from the Escrow Account to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously distributed in respect of or in exchange for such Escrowed Shares shall be released from the Escrow Account to such Person.

1.6          TRANSFERABILITY.

The interests of the Selling Shareholders in the Escrow Account and in the Escrowed Shares shall not be assignable or transferable, other than by operation of law.  No transfer of any of such interests by operation of law shall be recognized or given effect until Buyer shall have received written notice of such transfer.

1.7          FRACTIONAL SHARES.

No fractional shares of Buyer Common Stock shall be retained in or released from the Escrow Account pursuant to this Escrow Agreement.  In connection with any release of Escrowed Shares from the Escrow Account, any Selling Shareholder who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock issuable to such Selling Shareholder) shall be paid by Buyer in cash, the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average Closing Price for the five Trading Days immediately preceding the date of such release, and such fraction of a share shall be returned to Buyer.

1.8          VALUATION OF SHARES HELD IN ESCROW.

For purposes of this Escrow Agreement, “Face Value” means the average Closing Price of the shares of Buyer Common Stock on the ten (10) Trading Days preceding the date of distribution of Escrowed Shares.

2.             PERMITTED INVESTMENTS.

The Escrow Agent shall follow the written instructions of the Shareholders’ Representative concerning any investment or reinvestment from time to time of any cash held in the Escrow Account (copies of all such written instructions shall be provided by the Shareholders’ Representative to Buyer); provided that permissible investments shall be limited to (a) money market accounts and money market mutual funds (including those of the Escrow Agent) solely invested in treasury bills, treasury notes or any other direct obligations issued by or guaranteed in full as to principal and interest by the United

States of America and certificates of deposit issued by a commercial bank located in the United States and incorporated under the laws of the United States or of any state and having capital, surplus and undivided profits of not less than five hundred million dollars ($500,000,000) (including the Escrow Agent and its affiliates), (b) obligations of or guaranteed by the U.S. government with a maturity of not more than 180 days, (c) certificates of deposit with a maturity of not more than 180 days with a commercial bank having capital, surplus and undivided profits of not less than one hundred million dollars ($100,000,000), (d) commercial paper with a maturity of not more than 180 days that is rated A-1, P-1 or better by Standard & Poor’s Corporation or Moody’s Investors Services, Inc. and (e) debt of or guaranteed by any state or political subdivision with a maturity of not more than 180 days that is rated A or better (the “Permitted Investments”).  In the absence of any written instructions, the Escrow Agent shall invest all cash in the Fidelity U.S. Treasury III Money Market Fund.  Neither the Escrow Agent nor any Party shall be liable or responsible in any manner for any loss or depreciation resulting from any such Permitted Investment or any liquidation thereof, or for any costs in connection therewith, and all of said losses and costs shall be borne by the Escrow Account.  In the event that any Indemnification Claim (as defined below) is to be satisfied pursuant to Section 3 below at any time in which there is not sufficient readily available funds in the Escrow Account (because any of the Permitted Investments necessary to fund such claim have not at such time matured), Buyer shall be entitled to receive, in addition to such amounts, all Escrow Earnings with respect to such Permitted Investment(s) from the date such amounts become payable until the date such amounts are actually paid.

3.             RELEASE OF ESCROW FUND.

The Escrow Fund is intended to provide a source of funds and property for the satisfaction of certain amounts which may become payable to Buyer pursuant to Section 9 of the Purchase Agreement prior to the Distribution Date (as defined below).  The Escrow Fund shall only be distributed or released as follows:

3.1          INDEMNIFICATION CLAIMS.

At any time and from time to time prior to the Distribution Date, if Buyer makes a claim for indemnification pursuant to and in accordance with the provisions of Section 9 of the Purchase Agreement (an “Indemnification Claim”), Buyer shall deliver to the Escrow Agent and the Shareholders’ Representative a written notice (an “Indemnification Notice”) setting forth the amount of such claim (to the extent the amount of such claim is known and quantifiable as of such date) and setting forth in reasonable detail the nature and the basis for such claim.  Buyer shall also deliver to the Escrow Agent written proof of delivery to the Shareholders’ Representative of a copy of such Indemnification Notice (which proof may consist of a photocopy of the facsimile transmission confirmation sheet, registered or certified mail or overnight courier receipt or the signed receipt if delivered by hand).  If the Escrow Agent has not received a written objection to such Indemnification Claim from the Shareholders’ Representative within twenty (20) days following the Escrow Agent’s receipt of such proof of delivery to the Shareholders’ Representative, then on the twenty-first (21st) day following such receipt the Escrow Agent shall, in accordance with the provisions of Section 3.4 below, distribute from the Escrow Account to Buyer Escrowed Shares having a Face Value equal to the amount of such Indemnification Claim as specified in writing by Buyer.

3.2          DISPUTES.

If the Shareholders’ Representative delivers to the Escrow Agent and Buyer a written objection (a “Dispute Notice”) to any Indemnification Claim or portion thereof within twenty (20) days following the Escrow Agent’s receipt of proof of delivery of such Indemnification Notice, then, except as otherwise provided in Section 3.3 below, the Escrow Agent shall not distribute to Buyer the portion of the Escrow Fund that is the subject of the Dispute Notice until the Escrow Agent receives either (i) written instructions signed by the Shareholders’ Representative and Buyer authorizing the distribution to Buyer of the portion of the Escrow Fund that is the subject of the Dispute Notice and providing the Escrow Agent with indemnity reasonably satisfactory to the Escrow Agent against any liability, claims or damages resulting from compliance by the Escrow Agent with such instructions, or (ii) a final decision of a court of competent jurisdiction pursuant to the Purchase Agreement directing the distribution to Buyer of the portion of the Escrow Fund that is the subject of the Dispute Notice.  Upon receipt of such written instructions or final decision, as the case may be, the Escrow Agent shall distribute to Buyer the portion of the Escrow Fund subject to dispute in accordance with such written instructions or final decision.  In the event that the Selling Shareholders are the prevailing parties in whole or in part in connection with any such dispute, the portion of the Escrow Fund that was the subject of such Dispute Notice and that is not distributed to Buyer as provided in the immediately preceding sentence shall remain in the Escrow Account and shall be available to satisfy subsequent Indemnification Claims until released as provided in Section 3.5 below.  Any Dispute Notice shall describe in reasonable detail the basis for any objection to the matters set forth in the Indemnification Notice and the portion of such Indemnification Claim (if less than all) which is the subject of such Dispute Notice.

3.3          PARTIAL DISTRIBUTION.

If any Dispute Notice includes an objection to only a portion of an Indemnification Claim, the Escrow Agent shall promptly distribute to Buyer from the Escrow Account Escrowed Shares having a Face Value equal to that portion of the Indemnification Claim for which there is no objection, as specified in writing by Buyer; provided, that no such partial release by the Escrow Agent shall terminate or otherwise prejudice any rights of Buyer with respect to amounts claimed in any Indemnification Notice which are in excess of the amounts so released.

3.4          MANNER OF DISTRIBUTIONS.

All distributions of the Escrow Fund shall be made as set forth in this Section 3.4.  Distributions of the Escrow Fund shall be made, with respect to any cash, by wire transfer to an account or accounts designated in writing by the Shareholders’ Representative or Buyer, as applicable, and, with respect to Escrowed Shares, to the Selling Shareholders in such amount and registered in such names as shall be set forth in Exhibit A attached hereto or Buyer, as applicable.

3.5          RELEASE OF REMAINING ESCROW FUND.

(a)           On the first anniversary of the Closing Date (the “Distribution Date”), the Escrow Agent shall release to the Selling Shareholders the amount of the Escrow Fund (if any) (including all Escrowed Shares) in the Escrow Account as of the Distribution Date, less all Unresolved Claims.  For purposes of this Agreement, the term “Unresolved Claims” shall mean, as of the Distribution Date, the aggregate amount of all Indemnification Claims that are the subject of a Dispute Notice or that are otherwise unsatisfied, including any Indemnification Claims for which an Indemnification Notice has been delivered but for which the twenty (20)-day objection period has not expired as of such date.

(b)           Promptly upon the Escrow Agent’s receipt of a final determination in writing of the Selling Shareholders and Buyer or a final determination of a court of competent jurisdiction, as the case may be, of any Unresolved Claims that are the subject of a Dispute Notice or upon the expiration of the twenty (20)-day objection period for any Unresolved Claim for which no Dispute Notice has been delivered, the Escrow Agent shall distribute to Buyer from the Escrow Fund the number of Escrowed Shares to be distributed to Buyer pursuant to such final determination or a number of Escrowed Shares with a Face Value equal to the amount of such Unresolved Claim for which no Dispute Notice has been delivered, as the case may be, in each case in accordance with the provisions of Section 3.4 above.  After the resolution of all Unresolved Claims pending as of the Distribution Date, any remaining Escrow Fund not distributed to Buyer pursuant to the terms hereof shall be released promptly thereafter by the Escrow Agent to the Selling Shareholders.

(c)           In the event that the Escrow Agent is to release Escrowed Shares to the Selling Shareholders in accordance herewith, the Escrow Agent shall be authorized to transfer to each such Selling Shareholder, and shall so transfer and release to each such Selling Shareholders, such number of Escrowed Shares as shall equal the total number of Escrowed Shares to be so transferred and released multiplied by a fraction (i) having a numerator equal to the number of shares of Escrowed Shares set forth opposite such Selling Shareholders name on Exhibit A hereto and (ii) having a denominator equal to the total number of Escrowed Shares listed on Exhibit A.  Any release of Escrowed Shares to Selling Shareholders pursuant hereto may be effected by mailing a stock certificate to such Selling Shareholders certified mail, return receipt requested, as set forth in the Purchase Agreement.

3.6          TERMINATION.

This Agreement shall terminate when the entire Escrow Fund has been released and distributed in accordance with this Section 3.  Upon such termination this Agreement shall have no further force and effect, except that the provisions of this Section 3.6 and Sections 4, 5 and 6 and Sections 8 through 19 below shall survive such termination.

3.7          AMENDMENT TO EXHIBIT A.

Upon written request from the Shareholders’ Representative, Buyer may as appropriate alter the identity of the Selling Shareholders listed on Exhibit A and the number of Escrowed Shares set forth opposite the appropriate Selling Shareholders’ names, including appropriate adjustments with respect to the occurrence of any prior release of Escrowed Shares, provided, however, that no such adjustments shall be made that, in Buyer’s reasonable discretion, are inconsistent with the Purchase Agreement.  Buyer may deliver any revised Exhibit A in accordance with Section 8.  Upon such delivery, any such revised Exhibit A (i) shall be deemed appended to this Agreement in replacement of the prior Exhibit A and (ii) shall constitute Exhibit A for all purposes under this Agreement.

4.             CONDITIONS TO ESCROW.

The Escrow Agent agrees to hold the Escrow Fund and to perform in accordance with the terms and provisions of this Agreement.  The Parties agree that the Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with the Purchase Agreement or this Agreement.  The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions which the Parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties and liabilities hereunder.

4.1          LIABILITY.

The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no additional duties or obligations shall be implied hereunder. In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may be incurred as a result of the Escrow Agent so acting or failing to so act; provided, however, that the Escrow Agent shall not be relieved from liability for damages arising out of its proven gross negligence, or willful misconduct under this Agreement.  The Escrow Agent shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of legal counsel (which counsel may not also be counsel to any Party) given with respect to any question relating to the duties and responsibilities of the Escrow Agent hereunder or (ii) any action taken or omitted to be taken in reliance upon any instrument delivered to the Escrow Agent and believed by it to be genuine and to have been signed or presented by the proper Party or Parties.  The Escrow Agent shall not be bound in any way by any agreement or contract between or among the Parties, whether or not the Escrow Agent has knowledge of any such agreement or contract, including, but not limited to, the Purchase Agreement.  The Escrow Agent is not a party to, nor is it bound by, nor need it give consideration to the terms or provisions of, any other agreement or undertaking among the Parties or any of them, or between the Parties or any of them and other persons (other than this Agreement), it being the intention of the parties hereto that the Escrow Agent assent to and be obligated to give consideration only to the terms and provisions hereof.

4.2          RIGHTS IN EVENT OF DISPUTE.

It is understood and agreed that, in the event of any dispute between the Parties or among them or any other person resulting in adverse claims and demands being made in connection with or for any money or other property involved in or affected by this Agreement, the Escrow Agent shall refuse to comply with such demands or claims, so long as such dispute shall continue.  In such event, the Escrow Agent shall make no distribution, release or other disposition of the Escrow Fund or any portion of the Escrow Fund.  Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to such Parties or persons or any of them for the failure of the Escrow Agent to comply with such conflicting or adverse demands.  The Escrow Agent shall be entitled to continue to refrain and refuse to distribute, release or otherwise dispose of the Escrow Fund or any part thereof or to otherwise act hereunder, as stated above, unless and until such dispute is resolved in accordance with Section 3.2 of this Agreement.  In the event of such a dispute, the Escrow Agent shall have the right, in addition to the rights described above and at the option of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all money and property comprising the Escrow Fund.  Upon such tender, the parties hereto agree that the Escrow Agent shall be discharged from all further duties under this Agreement; provided, however that such tender shall not deprive the Escrow Agent of its compensation hereunder earned prior to such tender and discharge of the Escrow Agent of its duties hereunder.

4.3          RESIGNATION OR TERMINATION OF ESCROW AGENT.

The Escrow Agent shall have the right to resign at any time by giving written notice of such resignation to the Parties and the Parties shall have the right to terminate the services of the Escrow Agent hereunder at any time by giving thirty (30) days’ written notice (with such written notice being signed by Buyer and the Shareholders’ Representative) of such termination to the Escrow Agent, in each case specifying the effective date of such resignation or termination. Within thirty (30) days after receiving or delivering the aforesaid notice, as the case may be, the Parties agree to appoint a successor escrow agent to which the Escrow Agent shall distribute the funds and property then held hereunder, less the amount of any fees owing to the Escrow Agent hereunder as of such date.  If a successor escrow agent has not been appointed and has not accepted such appointment by the end of such thirty (30)-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent and shall be entitled to tender into the custody of such court all funds and property then held by it hereunder, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with any such proceeding shall be paid 50% by Buyer and 50% by the Selling Shareholders.  Thereupon, the Escrow Agent shall be relieved of all further duties and obligations under this Agreement.  The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.  Except as otherwise agreed to in writing by the Parties, none of the Escrow Fund shall be released from the Escrow Account unless and until a successor escrow agent has been appointed in accordance with this Section 4.3.

4.4          DISCHARGE OF ESCROW AGENT.

Upon delivery of all of the Escrow Fund pursuant to the terms of Section 3 above or to a successor escrow agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder.  The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

5.             INDEMNIFICATION.

The Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any cost, expense, loss or liability unless security and indemnity, as provided herein, shall be furnished.  Buyer and the Selling Shareholders hereby, jointly and severally, agree to indemnify the Escrow Agent and its officers, directors, employees and agents and save the Escrow Agent and its officers, directors, employees and agents harmless from and against any and all Claims (as defined below) and Agent Losses (as defined below) which may be incurred by the Escrow Agent or any of such officers, directors, employees or agents as a result of Claims asserted by any person against the Escrow Agent or any of such officers, directors, employees or agents as a result of or in connection with its performance as the Escrow Agent under this Agreement.  As between Buyer and the Selling Shareholders, each of Buyer’s and the Selling Shareholder’s obligation to so jointly and severally indemnify and hold harmless the Escrow Agent and its officers, directors, employees and agents shall be limited to one-half (½) the amount of the Claim.  For the purposes hereof, the term “Claim” or “Claims” shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or impleader) the Escrow Agent or any such officer, director, employee or agent, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part: (a) the acts or omissions of any of the Parties, (b) the appointment of the Escrow Agent as escrow agent under this Agreement, or (c) the performance by the Escrow Agent of its duties under this Agreement; and the term “Agent Losses” shall mean losses, costs and expenses and amounts paid in settlement, directly or indirectly resulting from, arising out of or relating to one or more Claims.  Upon the written request of the Escrow Agent or any such officer, director, employee or agent (each referred to herein as an “Indemnified Party”) Buyer and/or the Shareholders’ Representative on behalf of the Selling Shareholders shall assume the investigation and defense of any Claim, including the employment of counsel reasonably acceptable to the applicable Indemnified Party and the payment of all expenses related thereto and, notwithstanding any such assumption, such Indemnified Party shall have the right, and Buyer and/or the Selling Shareholders shall pay the cost and expense thereof, to employ separate counsel with respect to any such Claim and participate in the investigation and defense thereof in the event that such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to those available to any Party. Buyer and Selling Shareholders hereby agree that the indemnification and protections afforded the Escrow Agent in this Section 5 shall survive the termination of this Agreement, the resignation or removal of the Escrow Agent pursuant to Section 4.3 hereof or the tender by the Escrow Agent of the Escrow Fund to a court pursuant to Section 4.2 hereof.

6.             ESCROW COSTS.

The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the Fee Schedule attached hereto.  In addition, the Escrow Agent shall be entitled to recover all expenses incurred by it in connection with this Agreement, including but not limited to the reasonable cost and expenses of legal services (including attorneys’ fees) in the event the Escrow Agent deems it necessary to retain counsel.  All such fees and expenses shall be paid by Buyer upon execution of the Escrow Agreement and thereafter as incurred, as applicable.  The Parties further agree that, in the event any controversy arises under or in connection with this Agreement or the Escrow Fund or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Escrow Fund, the Escrow Agent may withhold from the Escrow Fund reasonable compensation for the Escrow Agent’s extraordinary services and reimbursement of the Escrow Agent’s reasonable costs and expenses associated with such controversy or litigation (including reasonable attorneys’ fees).

7.             LIMITATIONS ON RIGHTS TO ESCROW FUND.

None of the Parties shall have any right, title or interest in or to, or possession of, the Escrow Account and therefore shall not have the ability to pledge, convey, hypothecate or grant as security all or any portion of the Escrow Fund unless and until such portion of the Escrow Fund has been released pursuant to Section 3 above.

Accordingly, the Escrow Agent shall be in sole possession of the Escrow Fund and shall not act as custodian of the Parties under this Agreement for the purposes of perfecting a security interest therein, and no creditor of any of the Parties shall have any right to have or to hold or otherwise attach or seize all or any portion of the Escrow Fund as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrow Fund unless and until such portion of the Escrow Fund has been released pursuant to Section 3 above.

8.             NOTICES.

All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery, facsimile, registered mail, certified mail or overnight courier, return receipt requested, postage prepaid, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the other in accordance with this Section 8:

if to Buyer, to:

24/7 Real Media, Inc.

1250 Broadway

New York, NY 10001

Attention:  General Counsel

Facsimile:  (212) 760-2811

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

1585 Broadway

New York, NY 10036-8299

Attention:  Ronald R. Papa, Esq.

Facsimile:  (212) 969-2900

and a copy (which shall not constitute notice) to:

Mallesons Stephen Jaques

Level 60

Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

Attention:  Simon Milne, Esq.

Facsimile:  61 2 9296 3962

if to Selling Shareholders,

c/o Keith Lambert
Shareholders’ Representative
Level 2, 115 Military Road
Neutral Bay, NSW 2089
Australia
Facsimile:  +61 (2) 9908-8922

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013-1024
United States of America
Attention:  Allen Z. Sussman, Esq.
Facsimile:  (213) 892-5454

with a copy (which shall not constitute notice) to:

Baker & McKenzie
Level 26, A.M.P. Centre
50 Bridge Street
Sydney, N.S.W. 1223
Australia
Attention:  Patrick Fair, Esq.
Facsimile:  +61 (2) 9225 1595

if to Escrow Agent, to :

The Bank of New York

101 Barclay Street

8 West

New York, NY 10286

Attention:  Matthew Louis

Facsimile:  (212) 815-5877

All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued (in writing or by facsimile) with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been addressed.

9.             ENTIRE AGREEMENT, AMENDMENTS.

This Agreement, together with the Purchase Agreement (as the same applies solely to the Parties), embodies the entire understanding of the parties hereto with respect to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the subject matter hereof, except as specifically referenced herein or in the Purchase Agreement.  This Agreement, together with the Purchase Agreement (as the same applies solely to the Parties) supersedes and terminates all prior discussions, negotiations, understandings, arrangements and agreements by or among the parties hereto relating to the subject matters hereof.  This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by Buyer and the Shareholders’ Representative (a copy of which shall be promptly provided by the Parties to the Escrow Agent); provided that if any such amendment or waiver would have the effect of increasing or expanding the Escrow Agent’s obligations or duties under this Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of Buyer and the Shareholders’ Representative.  No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

10.          ASSIGNS AND ASSIGNMENT.

This Agreement and the provisions hereof shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto; provided that the Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 4.2 and 4.3 above.

11.          TAXATION OF ESCROW EARNINGS.

Each Selling Shareholder hereby acknowledges that, for federal and state income tax purposes, the Escrow Earnings shall be income of such Selling Shareholder.

12.          NO OTHER THIRD PARTY BENEFICIARIES.

Neither this Agreement nor any provision hereof, nor any document executed or delivered herewith, shall create any right in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

13.          INTERPRETATION.

The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

14.          NO WAIVER.

Any failure of any of the parties hereto to comply with any of its obligations or agreements or to fulfill any conditions herein contained may be waived only by a written waiver from the other parties hereto.  No failure by any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by such party preclude any other or future exercise of that right or any other right hereunder by that party.

15.          SEVERABILITY.

The parties hereto agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions, but are valid and enforceable, and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

16.          NO STRICT CONSTRUCTION.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any person.  The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

17.          RELEASES ON NON-BUSINESS DAYS.

In the event that a release of a portion of the Escrow Fund hereunder is required to be made on a date that is not a Business Day, such release may be made on the next succeeding Business Day with the same force and effect as if made when required.

18.          GOVERNING LAW; SERVICE OF PROCESS.

ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL CONTROL THE

INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN THOUGH UNDER THAT JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION MAY ORDINARILY APPLY.  It is the intention of the parties hereto, however, that the situs of the Escrow Fund created hereunder is and shall be administered in the state in which the principal office of the Escrow Agent from time to time acting hereunder is located.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of New York, and each of the parties hereto irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.  Each party hereby accepts service of process by U.S. Mail, postage prepaid to the applicable addresses set forth in Section 8.

19.          COUNTERPARTS.

This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

24/7 REAL MEDIA, INC.
		By:	/s/ David J. Moore
Name: David J. Moore
Title: Chief Executive Officer

Accepted and agreed as of the date first above written, by:

THE BANK OF NEW YORK, as Escrow Agent:

By:	/s/ Annette L. Kos
Name: Annette L. Kos
Title: Assistant Vice President

SELLING SHAREHOLDERS:

Accepted and agreed as of the date first above written, by the Selling Shareholders named below:

By:	/s/ Keith Lambert		By:	/s/ Keith Lambert
	Keith Lambert as attorney for Paul Milton McCarney under power of attorney, in the presence of:			Keith Lambert as attorney for David James Barker under power of attorney, in the presence of:

	Signature of witness			Signature of witness

	Name of witness (block letters)			Name of witness (block letters)

	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney			By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

By:	/s/ Keith Lambert	By:	/s/ Keith Lambert
	Keith Lambert as attorney for Hoo Lam Woon under power of attorney, in the presence of:		Keith Lambert as attorney for Robert John Morrish under power of attorney, in the presence of:

	Signature of witness		Signature of witness

	Name of witness (block letters)		Name of witness (block letters)

	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney		By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

By:	/s/ Keith Lambert	By:	/s/ Keith Lambert
	Keith Lambert as attorney for James Rody Byrne under power of attorney, in the presence of:		Keith Lambert as trustee for Graham Sharp Paul

	Signature of witness		Signature of witness

	Name of witness (block letters)		Name of witness (block letters)

By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

By:	/s/ Keith Lambert	By:	/s/ Keith Lambert
	Keith Lambert as trustee for Philip John Walker		Keith Lambert as trustee for Tinabass Superannuation Trust

	Signature of witness		Signature of witness

	Name of witness (block letters)		Name of witness (block letters)

By:	/s/ Keith Lambert	By:	/s/ Keith Lambert
	Keith Lambert as attorney for Babela Holdings Pty Limited (ACN 083 180 143) under power of attorney, in the presence of:		Keith Lambert as attorney for ServiceDotcom Pty Limited (ACN 085 300 723) in its capacity as trustee for Keith Lambert, under power of attorney, in the presence:

	Signature of witness		Signature of witness

	Name of witness (block letters)		Name of witness (block letters)

	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney		By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

By:	/s/ Keith Lambert	By:	/s/ Keith Lambert

	Keith Lambert as attorney for Terazeal Pty Limited (ACN 081 352 945) as trustee for the Terazeal Trust, under power of attorney in the presence of:		Keith Lambert as attorney for Scott McNeilage Pty Limited (ACN 065 316 430), under power of attorney in the presence of:

	Signature of witness		Signature of witness

	Name of witness (block letters)		Name of witness (block letters)

	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney		By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney